SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 18, 2002

(date of earliest event reported)

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8200 Dixie Road, Suite 100, Brampton, Ontario, Canada		L6T 5P6

(address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (905) 863-0000.

Item 5.     Other Events

On April 18, 2002, Nortel Networks Corporation issued its financial results for the first quarter of 2002. Nortel Networks Corporation owns all of the Registrant’s common shares and the Registrant is Nortel Networks Corporation’s principal direct operating subsidiary.

Nortel Networks Corporation stated that revenues from continuing operations were US$2.91 billion for the first quarter of 2002 compared to US$5.75 billion in the same period in 2001. Nortel Networks Corporation incurred an incremental charge of approximately US$200 million (pre-tax) for excess and obsolete inventory, primarily related to recently completed negotiations with all of Nortel Networks Corporation’s major suppliers. Nortel Networks Corporation reported a net loss in the first quarter of 2002 of US$841 million, or US$0.26 per common share.

Nortel Networks Corporation recorded a strong cash balance at the end of the first quarter of approximately US$3.1 billion, which decreased from approximately US$3.5 billion at the end of the fourth quarter of 2001. The decrease primarily reflected the loss from operations, the cash costs in the quarter associated with restructuring, and capital spending, which was partially offset by approximately US$500 million from tax recoveries. The cash reserves, combined with existing committed credit facilities, which are undrawn, provide the Registrant with approximately US$6.6 billion in sources of liquidity.

Nortel Networks Corporation expects its customers to continue to limit capital expenditures and, therefore, it is difficult for Nortel Networks Corporation to predict how spending patterns will unfold in 2002. Nortel Networks Corporation does not expect a significant downturn or a significant upturn in its revenues for the second quarter compared to the first quarter of 2002. Nortel Networks Corporation continues to expect ongoing improvements in its bottom line results as it moves through 2002. Nortel Networks Corporation stated that, as it does this, it will be working towards a cost structure, which it expects to be in place by the fourth quarter of 2002, that would drive break even at quarterly revenues of approximately US$3.5 billion (not including costs related to acquisitions and any special charges or gains).

At the end of the first quarter of 2002, Nortel Networks Corporation’s workforce numbered approximately 47,000. Following the completion of remaining reductions, primarily related to previously announced European work council and joint venture activities, and anticipated non-core business divestitures, Nortel Networks Corporation expects to have a workforce of approximately 44,000.

Certain information is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow; the level of outstanding debt and debt ratings; the ability to meet financial covenants contained in our credit agreements; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and the Registrant with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks

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Corporation and the Registrant disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits.

None

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED

By:	/s/ Deborah J. Noble

Deborah J. Noble
Corporate Secretary

By:	/s/ Blair F. Morrison

Blair F. Morrison
Assistant Secretary

Dated: April 22, 2002

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